Exhibit 99.1

Corbus Pharmaceuticals Reports Q3 2026 Financial Results and Provides a Corporate Update

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Dosed first patient in TEMPO-1 registrational study of sutantatug envedotin (CRB-701) in patients with 2L+ oropharyngeal cancer
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Reported topline data from the CANYON-1 Phase 1b obesity study of CRB-913 demonstrating mean weight loss of 5% after 12 weeks at 60 mg daily dose with no plateau observed and favorable safety and tolerability
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Late-breaking CANYON-1 data to be presented at ObesityWeek® 2026 on Saturday, November 15, 2026

Norwood, MA, November 10, 2026 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical-stage company focused on developing new therapies in oncology and obesity, today provided a corporate update and reported financial results for the 2026 third quarter ended September 30, 2026.

"During the third quarter, we achieved key milestones with both clinical programs: initiating dosing in our TEMPO-1 Phase 3 study of sutantatug envedotin in oropharyngeal cancer and announcing positive topline data from our CANYON-1 Phase 1b study of CRB-913 in obesity,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “The commencement of the TEMPO-1 trial marks our transition to late-stage clinical development, bringing us meaningfully closer to delivering sutantatug envedotin as a potentially novel, targeted therapeutic for those impacted by OPSCC who were previously treated with platinum-based and anti-PD1 therapy. Based on our Phase 1/2 data, we believe that sutantatug envedotin has the potential to address the critical unmet need of patients with this difficult-to-treat, primarily HPV-driven disease. For CRB-913, our topline CANYON-1 data demonstrated, for the first time, that a highly peripherally restricted CB1 inverse agonist can deliver a safe and tolerable therapeutic alternative with competitive weight loss to oral GLP-1s. We look forward to presenting additional data at ObesityWeek®.”

Key Corporate and Program Updates

Sutantatug envedotin (CRB-701) is a next-generation, highly stable Nectin-4-targeting antibody drug conjugate (ADC) being developed to treat oropharyngeal squamous cell carcinoma (OPSCC), a subtype of head and neck squamous cell carcinoma (HNSCC), as well as cervical cancer. The U.S. Food and Drug Administration (FDA) has granted Fast Track designations to sutantatug envedotin for the treatment of both cancer types. Sutantatug envedotin is licensed from CSPC Megalith Biopharmaceutical Co. Ltd (CSPC).

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Received FDA clearance in July 2026 to proceed with the TEMPO-1 study, the first registrational trial launched that is specifically designed to evaluate a targeted treatment in patients with 2L+ OPSCC, and initiated dosing in September 2026.
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TEMPO-1 is a randomized controlled study (n=250) comparing sutantatug envedotin with investigators’ choice of capecitabine, cetuximab or docetaxel in 2L+ OPSCC. The primary endpoint to support potential accelerated approval is objective response rate, while overall survival serves as the primary endpoint to support a potential conversion to full approval.

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Anticipate reporting sutantatug envedotin plus Keytruda® combination data in first-line (1L) OPSCC in Q1 2027 to support potential further registration-enabling trials in the 1L setting.

CRB-913 is a highly peripherally restricted oral CB1 inverse agonist for the treatment of obesity.

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Reported topline data in the CANYON-1 Phase 1b trial, a 16-week, double-blind, placebo-controlled, dose-ranging study that enrolled 254 obese, non-diabetic adults at multiple U.S. sites. Participants received CRB-913 at 20 mg, 40 mg or 60 mg once daily, or placebo, for 12 weeks, followed by 4 weeks of safety follow-up.
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The data demonstrated statistically significant and clinically meaningful weight loss at all three doses with the 60 mg dose achieving a mean weight loss of 5% at 12 weeks (<0.0001). No plateau was observed at any dose.
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CRB-913 was associated with a favorable safety profile and notably fewer and milder gastrointestinal (GI) adverse events based on cross-trial comparison with published data of currently marketed oral GLP-1 drugs.
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Taken together, these data support CRB-913’s potential to establish a new class of oral, non-incretin obesity medicines.
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Topline data press release available here (link: https://ir.corbuspharma.com/news-events/press-releases/detail/478/corbus-pharmaceuticals-announces-positive-topline-data-from-canyon-1-study-of-daily-oral-crb-913-for-the-treatment-of-obesity).
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Data to be presented in a late-breaking poster at ObesityWeek® 2026 on November 15, 2026.

The Company plans to engage with the FDA on the development plan and is also evaluating the potential to combine CRB-913 with GLP-1 therapy.

Chief Medical Officer Appointment

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Announced appointment of Leonardo Viana Nicacio, M.D., as Chief Medical Officer, in August 2026. Dr. Nicacio has more than 20 years of pharmaceutical industry experience, with leadership roles in clinical development and global medical affairs at Protara Therapeutics, Stemline Therapeutics, Seagen (now part of Pfizer), AstraZeneca, Flatiron Health, Sanofi and YM Biosciences. His experience spans oncology drug development across multiple tumor types, including significant contributions to the development and approval of the ADCs PADCEV® for urothelial carcinoma and TIVDAK® for metastatic cervical cancer.

Financial Results for the Quarter Ended September 30, 2026

The Company reported a net loss of approximately $37.8 million, or a net loss per basic and diluted share of $1.81, for the three months ended September 30, 2026, compared to a net loss of approximately $23.3 million, or a net loss per basic and diluted share of $1.90, for the three months ended September 30, 2025.

Operating expenses increased by $14.4 million to approximately $38.8 million for the three months ended September 30, 2026, compared to approximately $24.4 million for the three months ended September 30, 2025. The increase was primarily attributable to a $15.0 million development milestone incurred in Q3 2026 pursuant to the CSPC licensing agreement for sutantatug envedotin.

The Company had $115.3 million of cash, cash equivalents, and investments on hand as of September 30, 2026, which is expected to fund operations into 2028 based on current operating plans and planned expenditures.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical-stage company focusing on new therapies in oncology and obesity and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes sutantatug envedotin, a next-generation antibody drug conjugate for the treatment of Nectin-4-expressing tumors, and CRB-913, an orally delivered highly peripherally restricted CB1 inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including those relating to the Company’s trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, anticipated timing for initiation of clinical trials and reporting data, anticipated regulatory interactions and outcomes, including alignment with FDA on trial design and the development plan for CRB-913, potential accelerated approval, the potential of CRB-913 alone or in combination with GLP-1 therapy, the Company’s license agreement with CSPC and related milestone obligations, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities, sufficiency of cash runway, the need for additional capital to fund the development of CRB-913 and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. There can be no assurance that TEMPO-1 will achieve its primary or secondary endpoints, that sutantatug envedotin will receive accelerated or full approval from the FDA, that previously reported clinical data, including topline data from CANYON-1, will be replicated in later-stage or larger controlled studies, that results of cross-trial comparisons will be confirmed, or that the Company will be able to obtain additional capital on acceptable terms or at all.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “may,” “will,” “could,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties and other factors, including with respect to our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and other filings we make with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACTS:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Dan Ferry

Managing Director

LifeSci Advisors, LLC

daniel@lifesciadvisors.com

MEDIA CONTACT:

Liz Melone

Founder & Principal

Melone Communications, LLC

liz@melonecomm.com

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Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$34,247	$20,860	$85,241	$51,689
General and administrative	4,577	3,557	14,077	11,655
Total operating expenses	38,824	24,417	99,318	63,344
Operating loss	(38,824)	(24,417)	(99,318)	(63,344)
Other income (expense), net:
Interest and investment income, net	1,078	1,125	3,644	4,120
Other (expense) income, net	(8)	(50)	(86)	1,242
Total other income, net	1,070	1,075	3,558	5,362
Net loss	$(37,754)	$(23,342)	$(95,760)	$(57,982)
Net loss per share, basic and diluted	$(1.81)	$(1.90)	$(4.87)	$(4.73)
Weighted average number of common shares outstanding, basic and diluted	20,837,787	12,307,298	19,658,506	12,250,315

Comprehensive loss:
Net loss	$(37,754)	$(23,342)	$(95,760)	$(57,982)
Other comprehensive (loss) income:
Change in unrealized (loss) gain on marketable debt securities	(89)	36	(143)	(38)
Total other comprehensive (loss) income	(89)	36	(143)	(38)
Total comprehensive loss	$(37,843)	$(23,306)	$(95,903)	$(58,020)

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2026 (Unaudited)	December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$30,246	$28,492
Investments	85,091	134,777
Restricted cash	—	670
Prepaid expenses and other current assets	3,614	3,015
Total current assets	118,951	166,954
Restricted cash	385	—
Property and equipment, net	36	159
Operating lease right-of-use assets	3,530	1,082
Total assets	$122,902	$168,195
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,068	$2,215
Accrued expenses	30,167	16,844
Operating lease liabilities	732	1,633
Total current liabilities	34,967	20,692
Operating lease liabilities, noncurrent	3,177	—
Total liabilities	38,144	20,692
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at September 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 20,606,760 and 17,611,511 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	2	2
Additional paid-in capital	736,142	702,984
Accumulated deficit	(651,190)	(555,430)
Accumulated other comprehensive loss	(196)	(53)
Total stockholders’ equity	84,758	147,503
Total liabilities and stockholders’ equity	$122,902	$168,195